Exhibit 10.22

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Kenneth Saunders (“Employee”) and Bazaarvoice, Inc., a Delaware corporation (the “Company”), (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee and the Company entered into an Offer Letter dated November 8, 2008, with an employment start date of December 15, 2008 (the “Offer Letter”);

WHEREAS, Employee signed an Employee Proprietary Information Agreement with the Company on December 16, 2008 (the “Confidentiality Agreement”);

WHEREAS, the Company and Employee have entered into a Stock Option Agreement with a vesting commencement date of December 15, 2008, granting Employee the option to purchase an aggregate of 653,300 shares of the Company’s common stock (the “Stock Option”) subject to the terms and conditions of the Company’s 2005 Stock Plan and the Stock Option Agreement (collectively the “Stock Agreements”), which Stock Option was granted by the Board of Directors on April 22, 2009;

WHEREAS, Employee will separate from employment with the Company June 30, 2010 (the “Separation Date”);

WHEREAS, during the period between June 18, 2010 and June 30, 2010, Employee will be relieved of his duties and will be on paid administrative leave; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releases as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1. Consideration. In consideration of Employee’s execution of this Agreement and Employee’s fulfillment of all of its terms and conditions, the Company agrees as follows:

(a) Salary Continuation Payment. The Company agrees to provide the Employee with six (6) months of salary continuation for a total of One Hundred Thousand Dollars and 00/100 Cents ($100,000), less applicable withholding, which shall begin on the first regular payroll date following the Effective Date, in accordance with the Company’s regular payroll practices. Employee understands and acknowledges that no salary continuation payments will be made until after the Effective Date.

(b) Variable Compensation. In further consideration of this Agreement, the Company agrees to provide the Employee with a total payment of Twenty-Five Thousand Dollars and no/100 ($25,000.00), less applicable withholding. This payment is equivalent to the amount Employee would have received had the Company achieved 100% of its performance targets as set forth in Employee’s bonus plan during the first quarter of FY2011 (i.e., May, June, and July 2010). These payments shall be made in equal installments over three (3) months, beginning on the first regular payroll date following the Effective Date, in accordance with the Company’s regular payroll practices. Employee understands and acknowledges that no variable compensation payments will be made until after the Effective Date.

(c) Exercise Period Extension. In further consideration of this Agreement, the Company agrees to extend the period during which Employee is permitted to exercise the Stock Option such that the Stock Option shall be exercisable through March 31, 2011, regardless of the date on which Employee’s status as a Service Provider terminates. Employee understands and agrees that he is solely responsible for any tax consequences resulting from the extension of his exercise period and that he has not relied on any tax advice from the Company in this regard. The Stock Option, including the exercise of the vested shares subject thereto and shares issuable upon such exercise, shall continue to be governed by the terms and conditions of the Stock Agreements.

(d) Insurance Continuation Reimbursement. In further consideration of this Agreement, the Company agrees to directly pay any insurance continuation payments incurred by Employee for a period of up to twelve (12) months following the Effective Date in order to effect the continuation of Employee’s Company-provided health insurance, provided that Employee timely elects continuation coverage pursuant to COBRA or state law, as applicable. The Company’s obligation to provide insurance continuation reimbursement shall cease upon the earlier of (i) the expiration of twelve (12) months following the Effective Date; or (ii) Employee’s eligibility for comparable health insurance coverage as a result of other employment. Employee agrees to promptly notify the Company upon becoming eligible for such alternative coverage.

(f) Advisory Board. Employee agrees to serve on the Company’s Advisory Board at the Company’s discretion through and including September 30, 2010, and agrees to sign the Company’s standard Advisory Board Agreement upon the Company’s request. During the time that Employee is a member of the Advisory Board, Employee will be considered a Service Provider for purposes of the Stock Agreements, such that (i) the Stock Option will continue to vest in accordance with the Stock Agreements during the time that Employee remains a Service Provider on the Advisory Board and (ii) all vesting under the Stock Option shall cease as of the date on which Employee’s service on the Advisory Board terminates in accordance with the Advisory Board Agreement. Employee acknowledges and agrees that, other than the consideration set forth in this Agreement, Employee will not receive any additional consideration, compensation, stock, accelerated vesting or other benefit as a result of his Advisory Board service.

(g) General. Employee acknowledges that without this Agreement, he is otherwise not entitled to the consideration listed in this paragraph 1.

2. Stock. The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Employee is entitled to purchase from the Company, pursuant to the exercise of the Stock Option, but for the Company’s agreement to permit Employee to provide services on the Advisory Board pursuant to Section 1(f) above, Employee would be considered to have vested only up to the Separation Date. Employee acknowledges that as of the Separation Date, and without taking into account any service on the Advisory Board pursuant to Section 1(f) above, Employee is vested in 244,987 shares subject to the Stock Option and no more, with 408,313 shares remaining unvested.

3. Benefits. Employee’s health insurance benefits shall cease on the last day of June, 2010, subject to Employee’s right to continue his health insurance under COBRA, and subject to Section 1(d) above. Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, will cease as of the Separation Date.

4. Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than (i) the consideration set forth in this Agreement, and (ii) the 2010 bonus amount which may be remaining due to Employee in the regular course of business, which will be calculated and paid in due course in accordance with Employee’s bonus plan and the Company’s regular practice and schedule, the Company has paid or provided all salary, wages, bonuses, leave, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee. Employee agrees to provide the Company with any outstanding expense reimbursement requests relating to business expenses incurred prior during his employment within thirty (30) days following the Separation Date. Such expense reimbursement requests must be submitted along with receipts or other documentary evidence of payment, to be determined by the Company in its sole discretion.

5. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, founders, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, parents, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date, including, without limitation:

(a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; Texas Workers’ Compensation Act; and Chapter 21 of the Texas Labor Code (also known as the Texas Commission on Human Rights Act);

(e) any and all claims for violation of the federal or any state constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the

Company).

6. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

7. Unknown Claims. Employee acknowledges that he has been advised to consult with legal counsel and that he is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the releasee. Employee, being aware of said principle, agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.

8. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

9. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company. Employee further agrees not to apply for employment with the Company.

10. Confidentiality. Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Employee may disclose Separation Information only to his immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Employee agrees that he will not publicize, directly or indirectly, any Separation Information.

Employee acknowledges and agrees that the confidentiality of the Separation Information is of the essence. The Parties agree that if the Company proves that Employee breached this Confidentiality provision, the Company shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys’ fees associated with the enforcement action, without regard to whether the Company can establish actual damages from Employee’s breach. Any such individual breach or disclosure shall not excuse Employee from his obligations hereunder, nor permit him to make additional disclosures. Employee warrants that he has not disclosed, orally or in writing, directly or indirectly, any of the Separation Information to any unauthorized party.

11. Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding non-competition, nondisclosure of the Company’s trade secrets and confidential and proprietary information. Employee’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company.

12. No Cooperation. Employee agrees not to act in any manner that might damage the business of the Company. Employee further agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide counsel or assistance.

13. Communications and Transition of Duties. The Parties agree to work together in good faith with regard to all communications made to customers, vendors, employees or other individuals or entities regarding Employee’s separation from employment. Employee further agrees that any statement made by Employee to customers, vendors, employees or other individuals or entities regarding his separation from employment must be consistent in all respects with the terms of this Agreement. Employee further agrees to cooperate with the Company with regard to the transition of Employee’s job duties and business relationships, to include, but not be limited to, responding to reasonable calls and emails following the Separation Date.

14. Cooperation with Company. Employee agrees that Employee shall cooperate fully with the Company in the resolution of any matters in which Employee was involved in during the course of Employee’s employment, or about which Employee has knowledge, and in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claims or actions against its officers, directors and employees.

Employee’s cooperation in connection with such matters, actions and claims shall include, without limitation, being available to consult with the Company regarding matters in which Employee has been involved or has knowledge; to assist the Company in preparing for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits reflecting truthful written testimony; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness to provide truthful testimony in connection with any litigation or other legal proceeding affecting the Company. Employee agrees to keep the Company apprised of his current contact information, including telephone numbers, work address, home address, and email address(es), and to promptly respond to communications from the Company in connection with this Section 14. Employee further agrees that should Employee be contacted (directly or indirectly) by any person or entity adverse to the Company, or any representative of such person or entity, Employee shall promptly, and no later than within 48 hours of such contact, notify the General Counsel of the Company. Employee shall be reimbursed for any documented and reasonable costs and expenses incurred in connection with providing such cooperation under this Section.

15. Non-Disparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee shall direct any inquiries by potential future employers to the Company’s human resources department.

16. Breach. Employee acknowledges and agrees that any material breach of this Agreement, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement, except as provided by law. Except as provided by law, Employee shall also be responsible to the Company for all costs, attorneys’ fees, and any and all damages incurred by the Company in: (a) enforcing Employee’s obligations under this Agreement or the Confidentiality Agreement, including the bringing of any action to recover the consideration, and (b) defending against a claim or suit brought or pursued by Employee in violation of the terms of this Agreement.

17. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

18. Non-Solicitation. Employee agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Employee shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

19. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

20. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION,

AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN TRAVIS COUNTY, TEXAS BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH TEXAS LAW, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL TEXAS LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH TEXAS LAW, TEXAS LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

21. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments, extension of the exercise period for the Stock Option, and any other consideration provided to Employee or made on his behalf under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments, exercise period extension, and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of: (a) Employee’s failure to pay or the Company’s failure to withhold, or Employee’s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

22. Section 409(A).

(a) Notwithstanding anything to the contrary in this Agreement, if Employee is a

“specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final Treasury Regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Employee’s termination of employment (other than due to death), and the severance payable to Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following Employee’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following Employee’s termination of employment but prior to the six (6) month anniversary of Employee’s termination of employment, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(b) Any amount paid under the Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of this Agreement. Any amount paid under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of this Agreement. For this purpose, “Section 409A Limit” means the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Company’s taxable year preceding the Company’s taxable year of Employee’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

(c) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Employee and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

23. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

24. No Representations. Employee represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

25. No Waiver. The failure of the Company to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms or conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

26. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

27. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

28. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, including the Plan, with the exception of the Confidentiality Agreement and the Stock Agreements (except as specifically provided herein in Section 1(c)).

29. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

30. Governing Law. This Agreement shall be governed by the laws of the State of Texas, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of Texas.

31. Effective Date. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”). This Agreement must be signed and returned by Employee to Gillian Felix by Federal Express (in the envelope provided), hand delivery or email

(gillian.felix@bazaarvoice.com) on or before 5:00 p.m. on July 10, 2010, or it will be null and void.

32. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

33. Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Employee acknowledges that:

(a) he has read this Agreement;

(b) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c) he understands the terms and consequences of this Agreement and of the releases it contains; and

(d) he is fully aware of the legal and binding effect of this Agreement.

[Remainder of Page Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Kenneth Saunders, an individual

Dated: 6/26/10	/s/ Kenneth Saunders
Kenneth Saunders

BAZAARVOICE, INC.

Dated: 6/27/10	By	/s/ Brett Hurt
Brett Hurt
CEO